SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:
|_|   Preliminary Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Information Statement

                                  SIMCLAR, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of Filing Fee (Check the appropriate box):
|X|   No fee required
|_|   Fee computed on table below per Exchange Act Rules 14c-5-(g) and 0-11

      (1)   Title of each class of securities to which transaction applies:.....

      (2)   Aggregate number of securities to which transaction applies:........

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):........................................................

      (4)   Proposed maximum aggregate value of transaction:....................

      (5)   Total fee paid:.....................................................

|_|   Fee paid previously with preliminary materials

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

      (1)   Amount Previously Paid:.............................................
      (2)   Form, Schedule or Registration Statement No.:.......................
      (3)   Filing Party:.......................................................
      (4)   Date Filed:.........................................................

                                  SIMCLAR, INC.
                              2230 WEST 77TH STREET
                             HIALEAH, FLORIDA 33016


                                                                     May 1, 2006


To:   Our Shareholders

From: Samuel J. Russell

Subject: Invitation to the Simclar, Inc. 2006 Annual Meeting of Shareholders


      Management is extending its invitation to you to attend our annual meeting on June 9, 2006. The annual meeting is being held at our executive offices located at 2230 West 77th Street, Hialeah, Florida at 11:00 a.m. In addition to the formal items of business to be addressed at the annual meeting, we will review the major developments of 2005 and answer questions you may have concerning our Company.

      This booklet includes the Notice of Annual Meeting and the Information Statement. Proxies are not being solicited since a quorum exists for the meeting through Simclar Group Limited's 73.4% ownership of Simclar, Inc. The Information Statement provides details as to quorum and voting requirements. The Information Statement also describes the business we will conduct at the meeting, specifically the election of seven directors, and provides information about Simclar, Inc.

      We look forward to seeing you at the annual meeting.



                                                    Samuel J. Russell
                                                    Chairman of the Board and
                                                    Chief Executive Officer

                                  SIMCLAR, INC.
                              2230 West 77th Street
                             Hialeah, Florida 33016
                                 (305) 556-9210


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 9, 2006



Dear Shareholder:

      The Annual Meeting of Shareholders of Simclar, Inc. will be held at our executive offices, located at 2230 West 77th Street, Hialeah, Florida on Friday, June 9, 2006, at 11:00 a.m. local time, for the following purposes:

      1.    The election of seven directors; and

      2. The transaction of any other business that may properly be presented at the annual meeting.

      If you were a shareholder of record at the close of business on April 14, 2006, you are entitled to vote at the annual meeting.

      Your copy of the Annual Report on Form 10-K of Simclar, Inc. for 2005 is enclosed.


                                             By order of the Board of Directors



                                             Marshall W. Griffin
                                             Corporate Secretary

May 1, 2006

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q: Why did you send me an Information Statement?

A: Management of Simclar, Inc. is asking you to attend and vote at the 2006 annual meeting. This Information Statement summarizes the information you need to know to vote judiciously.

Q: Why did you not send me a proxy?

A: We did not send you a proxy because a quorum already exists based upon the approximately 73.4% ownership of our voting securities by Simclar Group Limited ("Simclar Group"), our parent company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Q: What does a quorum mean?

A: A quorum means a majority of the outstanding shares. The annual meeting may only proceed if a quorum is present at the meeting. A majority of the outstanding shares will be present at the meeting through Simclar Group. At April 14, 2006, the record date, there were 6,465,395 shares of Simclar, Inc. common stock outstanding. Simclar Group owns 4,745,120 shares of our common stock or approximately 73.4% of the shares entitled to vote. A shareholder list will be available at our executive offices in Hialeah, Florida at the meeting and for 10 days prior to the meeting for your review.

Q: Who is entitled to vote?

A: Shareholders who owned our common stock at the close of business on April 14, 2006, the record date.

Q: How many votes do I have?

A: Each share of common stock is entitled to one vote. We are sending this Information Statement, the attached Notice of Annual Meeting, and our 2005 Annual Report, which includes our financial statements, on or about May 1, 2006, to all shareholders entitled to vote.

Q: What am I voting on?

A: Election of seven directors, Messrs. Samuel J. Russell, Barry J. Pardon, John Ian Durie, A. Graeme Manson, Patrick Lacchia, Kenneth M. Mackay, M.D. and Mrs. Christina M. J. Russell, each for a one year term.

Q: How do I vote?

A: By attending the annual meeting. At that time you will be given a ballot and you may vote your shares. If your shares of our common stock are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee showing you were the beneficial owner of the shares on April 14, 2006, the record date.

Q: Is my vote confidential?

A: Yes. Only the inspectors of election and other of our employees assisting in tallying the vote will have access to your vote and comments, unless you tell us to disclose such information.

Q: Who counts the votes?

A: We appoint two persons to act as inspectors of election, who each take an oath to accept that responsibility and certify the voting to the Board.

Q: What does it mean if I receive more than one Information Statement?

A: Your shares of our common stock are probably registered in more than one name or account. It would be appreciated if you would contact our transfer agent, Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 (Attention: Proxy Department) or by telephone at (212) 635-3654 and tell them to put all your accounts registered in the same name at the same address; and if there is more than one Simclar shareholder at that address, that you have no objection and would prefer only one Notice of Annual Meeting and information statement be sent to that address for all persons holding Simclar common stock at that address.

Q: How much common stock do officers and directors own?

A: 4,807,253 shares or approximately 74.4% of our common stock as of the record date. This includes Simclar Group's 73.4% (4,745,120 shares) of our common stock ownership, since Mr. Samuel Russell, our Chairman and Chief Executive Officer, and Mrs. Christina M. J. Russell, a director, own 100% of the shares of Simclar Group.

Q: Who are the largest principal shareholders?

A: Simclar Group is our largest shareholder, owning approximately 73.4% of our shares as of the record date.

Q: Who sends out the Information Statements and Annual Reports and what are the costs?

A: We are sending out the Information Statement and Annual Report to shareholders.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these materials to their principals and we will reimburse them for their reasonable expenses in forwarding the materials. Simclar pays all expenses of preparing and delivering the Information Statements and Annual Reports, including printing, envelopes, mailing and similar out-of-pocket expenses.

Q: Who is eligible to submit a proposal for action at an Annual Meeting?

A: To be eligible, you must have continuously held at least $2,000 in market value, or 1%, of our common stock for at least one year by the date you submit the proposal. You must continue to hold your Simclar shares through the date of the meeting. Please remember that Simclar Group's 73.4% ownership will determine the outcome of any proposal.

Q: When are shareholder proposals due for the 2007 Annual Meeting?

A: Shareholder proposals must be submitted in writing by January 2, 2007, to Marshall W. Griffin, Corporate Secretary, Simclar, Inc., 1784 Stanley Avenue, Dayton, Ohio 45404. Any proposal should provide the reasons for it, the text of any resolution, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities and Exchange Act of 1934 for presentation at our 2007 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after March 17, 2007.

                                    PROPOSAL

ELECTION OF DIRECTORS

         Nominees for election to a one-year term are:

NAME                       AGE    POSITION WITH THE COMPANY  POSITION HELD SINCE
----                       ---    -------------------------  -------------------
Samuel J. Russell          61     Chairman of the Board and          2001
                                  Chief Executive Officer

Barry Pardon               54     President                          1991
                                  and Director                       1990

John Ian Durie             49     Director                           2001

Christina M. J. Russell    61     Director                           2001

A. Graeme Manson*          46     Director                           2004

Patrick Lacchia*           37     Director                           2005

Kenneth M. Mackay*         60     Director                           2004

*Member of the Audit Committee.

      There is no nominating committee. Nominations for directors are considered by the entire Board. Our directors take a critical role in guiding our strategic direction and oversee the management of our Company. Board candidates are considered based on various criteria, such as their broad based business and professional skills and experiences, a global business and social perspective, concern for long term interests of shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industry.

      Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

      Our Board will consider the recommendations of shareholders regarding potential director candidates. In order for shareholder recommendations regarding possible director candidates to be considered by our Board:

      o such recommendations must be provided to the Board c/o Marshall W. Griffin, Corporate Secretary, Simclar, Inc., 1784 Stanley Avenue, Dayton, Ohio 45404, in writing by January 2, 2007;
      o the nominating shareholder must meet the eligibility requirements to submit a valid shareholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934, as amended; and
      o the shareholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

      The affirmative vote of a plurality of the shares of common stock represented at the meeting is required to elect the nominees as directors. Abstentions and votes withheld for any nominee will have the same effect as a vote against a director's election.

      Simclar Group owns 4,745,120 shares or approximately 73.4% of the voting stock of our Company, and intends to vote all of its shares in favor of the election of the seven nominees of management for directors, thereby assuring their election as directors.

      The nominees have consented to serve on the Board. Each nominee has served as a director of our Company during the past year. If any nominee is unable to serve for any reason, Simclar Group's controlling block of our common stock will be voted for any substitute nominee as designated by the Board.

      For more information about the directors and executive officers see "Information about Directors and Executive Officers."

OTHER MATTERS TO BE PRESENTED TO SHAREHOLDERS

      Management is not currently aware of any other matter to be presented for action at the annual meeting other than the election of seven directors, Proposal No. 1 in the accompanying Notice of Annual Meeting of Shareholders, and management does not presently intend to bring any other matter before the meeting.


               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS

      The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, our Board does not involve itself in our day-to-day operations. The Board is kept knowledgeable and informed through discussions with the Chairman, other directors, executives and advisors (counsel, outside auditors, investment bankers and other consultants), by reading reports, contracts and other materials sent to them and by participating in Board and committee meetings.

      The Board met 3 times during 2005, including quarterly and special meetings. No director attended fewer than 75 percent of the total number of meetings of the Board and committees of which he or she was a member. It is our policy that all directors attend the Annual Meeting of Shareholders. However, conflicts and unforeseen events may prevent the attendance of a director, or directors. One member of our Board of Directors attended the 2005 Annual Meeting of Shareholders.

      The Board has adopted the definition of "independence" as described under the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and Nasdaq Rules 4200 and 4350. Our Board of Directors has determined that each of Messrs. Lacchia, Manson and Mackay meet the independence requirements.

      We are a "Controlled Company" as that term is defined by the Nasdaq listing standards. A Controlled Company is a company of which more than 50% of the voting power is held by an individual, group or other company. Currently, Simclar Group holds approximately 73.4% or our voting power. Under Nasdaq listing standards, a Controlled Company does not need to maintain a nominating committee or a majority of independent directors on its board. However, independent directors of a Controlled Company are required to hold meetings at which only independent directors are present.

DIRECTORS STANDING FOR ELECTION

      Samuel J. Russell has served as managing director and principal shareholder of Simclar International Limited since April 1976 and of Simclar Group Limited since June 2001. Since May 28, 1992, Mr. Russell has served as a director of Pioneer Security Systems Limited, a Scottish company located in Dunfermline, Scotland, which provides home security services for residential properties owned by City Councils in Scotland and England. Since June 8, 2004 he has served as a director of Russell Security Limited, the newly formed parent company of Pioneer Security Systems Limited. Since June 15, 1998, he has served as a director of Russmarr Limited, a Scottish company located in Dunfermline, Scotland, which is engaged in the development of electronic alarms for use in residential properties. Since June 27, 2001, he has served as our Chairman of the Board and Chief Executive Officer. On August 8, 2002, a subsidiary of Simclar Group, Simclar (Ayrshire) Limited (formerly Simclar International Investments Limited), acquired Fullarton Computer Industries Limited, Fullarton Computer Industries (Ireland) Limited and Fullarton Computer Industries, Inc. Mr. Russell has served as a director of each of these companies and their subsidiaries since that date. The Fullarton companies are now under the Simclar banner and engaged in the provision of sub-contract manufacturing services, mainly to multi-national OEM's. On March 7, 2005, a subsidiary of Simclar Group, Simclar Seating Technologies Limited (formerly Simclar (Product Developments) Limited), acquired UP Mex Limited, a company involved in the design, manufacture and supply of components for office furniture. Mr. Russell has served as a director of these companies since that date. On February 24, 2006, Simclar Interconnect Technologies, Inc and Simclar Interconnect Technologies Limited, completed the acquisition from Northrop Grumman Corporation of certain assets associated with the backplanes assembly business of its Interconnect Technologies Division together with the equity of Litton Electronics (Suzhou) Co. Ltd. Mr Russell has been a director of Simclar Interconnect Technologies Limited since November 16, 2005, a director of Simclar Interconnect Technologies, Inc since December 8, 2005 and a director of Simclar Electronics (Suzhou) Co. Ltd since December 23, 2005.

      Barry Pardon joined our Company in November 1980 as national sales manager and initiated the independent manufacturer representatives' sales force. Mr. Pardon became Vice President of Marketing in 1981, was appointed Executive Vice President (Marketing) in 1988, and was appointed President in November 1991.

      John Ian Durie was a partner in Rutherford Manson Dowds, Chartered Accountants, from March 1, 1995, through June 30, 1999, when the firm merged with Deloitte & Touche, Edinburgh, Scotland. He served as a partner at Deloitte & Touche from that date until joining Simclar Group Limited as Finance Director on June 1, 2001. Mr. Durie has also served as a director of Simclar International Limited since that date. Mr. Durie has served as a director of Simclar (Ayrshire) Limited (formerly Simclar International Investments Limited) together with its subsidiaries since August 8, 2002. Mr. Durie has served as a director of Simclar Seating Technologies Limited (formerly Simclar (Product Developments) Limited) and UP Mex Limited since March 7, 2005. Mr Durie has been a director of Simclar Interconnect Technologies Limited since November 16, 2005, a director of Simclar Interconnect Technologies, Inc. since December 8, 2005 and a director of Simclar Electronics (Suzhou) Co. Ltd since December 23, 2005.

      Christina Margaret Janet Russell has served as a director of Simclar International Limited since April 1976 and of Simclar Group Limited since June 2001. She served as a director of Pioneer Security Systems since May 28, 1992, and as a director of Russmarr Limited since June 15, 1998. Mrs. Russell has served as a director of Simclar (Ayrshire) Limited (formerly Simclar International Investments Limited) together with its subsidiaries, since August 8, 2002. Mrs. Russell has served as a director of Simclar Seating Technologies Limited (formerly Simclar (Product Developments) Limited) and UP Mex Limited since March 7, 2005. Mrs. Russell has been a director of Simclar Interconnect Technologies Limited since November 16, 2005 and a director of Simclar Electronics (Suzhou) Co. Ltd since December 23, 2005. She is the wife of Samuel
J. Russell.

      Alan Graeme Manson is a chartered accountant in Scotland and was a founding partner of Rutherford Manson Dowds, Chartered Accountants, from September 1986 to June 1999, when the firm merged with Deloitte & Touche. He served as a partner at Deloitte & Touche until October 2000. Since retirement from Deloitte & Touche, Mr. Manson has taken on the role of chairman and non-executive director of a number of UK private companies.

      Patrick Lacchia has served as Vice President and Internal Audit Manager of Staples, Inc. since September, 2004, with responsibility for all internal audit functions of this international distributor of office supplies. Before assuming his current position, Mr. Lacchia was internal audit manager for Staples. Prior to joining Staples in 2001, Mr. Lacchia was a senior consultant, audit staff manager and auditor for Deloitte & Touche in Paris and Boston. He was awarded an MBA by Ecole Superieure de Commerce de Bordeaux in 1995 and a Masters in Information Technology from the University Claude Bernard, Lyon, France, in 1992.

      Kenneth Mackenzie Mackay, M.D. has been a general medical practitioner since 1975 and has been the senior partner in the Hospital Hill Medical Group, Dunfermline, Scotland, since 1980. In that role, in addition to his medical work with his patients, he is also responsible for the financial and administrative affairs of the medical group.

OTHER EXECUTIVE OFFICERS


   NAME                   AGE                POSITION                     HELD
   ----                   ---                --------                     ----

   Marshall W. Griffin    48      Chief Financial Officer,                2006
                                  Treasurer and Secretary

   Edward L. McGrath      60      Vice President and General Manager      2000


      Marshall W. Griffin, Jr. joined Simclar as its Chief Financial Officer in February 2006. Prior to joining the Company, he was Chief Financial Officer of Master Industries, Inc., a precision molded products design, engineering and manufacturing company located in Piqua, Ohio. From June 2003 to December 2004, he was Chief Financial Officer of Crabar/GBF, Inc., a multi-plant printing and business forms manufacturer headquartered in Dayton, Ohio. From October 2002 through May 2003, he was a business systems consultant for Battelle & Battelle, LLP, a regional accounting firm located in Dayton, Ohio. From June 2000 through March 2001 he was Chief Financial Officer of Ochs Industries, Inc., a metal fabrication, tooling and manufacturing and assembly business. Prior to joining Ochs Industries, he held a variety of accounting positions with various manufacturing companies, was an enterprise resource planning software consultant for a technology consulting firm, and was a certified public accountant. Mr. Griffin received a B.A. in accounting from Wright State University in Dayton, Ohio.

      Edward L. McGrath joined the Company in 2000 as Vice-President and General Manager of its Lytton Industries subsidiary, which was merged into the Company in 2003. He has over twenty-five years of experience in the EMS industry.

BOARD COMMITTEES

      We have an Audit Committee consisting of Messrs. Manson, Lacchia and Mackay, each of whom is an independent director as defined under Section 301 of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and Nasdaq Rules 4200 and 4350. Our Board of Directors has determined that Mr. Manson qualifies as an "audit committee financial expert" under applicable SEC and Nasdaq Stock Market rules, and that he is "independent," as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the SEC's proxy rules. The Audit Committee met four times in 2005, sometimes alone, with management, and with our independent auditors. The Audit Committee is responsible for selecting the firm of independent accountants to serve our Company, reviewing fees, services and results of the audit by such independent accountants, reviewing our accounting books and records and reviewing the scope, results and adequacy of our internal audit control procedures. The Audit Committee reviewed our annual and quarterly results, the Audit Committee Report (see below), and our disclosure filings, before filing.

COMPENSATION OF DIRECTORS

      No standard arrangements for compensating directors for services as directors or for participating on any committee exists. During the fiscal year ended December 31, 2005, Simclar Group made payments on behalf of the Company in the amount of (pound)3,000 to Kenneth Mackay and (pound)5,000 to A. Graeme Manson, in consideration for their service as members of our Audit Committee. The Company made a payment to Simclar Group in the amount of $14,560 as reimbursement for the payments made on behalf of the Company to Messrs. Mackay and Manson. We reimburse directors for travel and related out-of-pocket expenses incurred in attending shareholder, Board and committee meetings, which expenses have been minimal.

SHAREHOLDER COMMUNICATIONS

      Shareholders may send communications to our Board of Directors, or to individual directors, by mailing communications in writing to c/o Marshall W. Griffin, Corporate Secretary, Simclar, Inc., 1784 Stanley Avenue, Dayton, Ohio 45404. Any correspondence addressed to the Board of Directors or to any one of the Company's directors in care of the Company's Corporate Secretary will be forwarded to the addressee.

REPORT OF THE AUDIT COMMITTEE

      Under the guidance of its written Amended and Restated Audit Committee Charter adopted in March 2004, the Audit Committee is charged with overseeing the accounting, reporting practices, and the quality and integrity of financial reports of our Company.

      The Board of Directors evaluated the independence of each member of the Audit Committee. As part of its evaluation, the Board of Directors determined, in the exercise of its business judgement, that Messrs. Manson, Lacchia and Mackay are independent under Rule 4350(d) of the Nasdaq Stock Market Listing Standards and are financially literate, each in his own capacity.

      Management has the primary responsibility for the system of internal controls and the financial reporting process. Our independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility of monitoring and overseeing these processes.

      In fulfilling its responsibilities, the Audit Committee selected Battelle & Battelle, LLP as the Company's independent accountants for purposes of auditing our financial statements for 2005. Battelle & Battelle, LLP has discussed with the Audit Committee and provided written disclosures and the required letter to the Audit Committee as to (1) Battelle & Battelle, LLP's independence as required by the Independence Standards Board Standard No. 1, and
(2) the matters required to be communicated under generally accepted auditing standards in accordance with Auditing Standard No. 61 (SAS 61).

      The Audit Committee reviewed with our Chief Financial Officer and other key members of our management and with our independent auditors the overall scope and specific plans for their audit, the results of their examinations, their evaluation of our internal controls, and the overall quality of our accounting and financial reporting.

      The Audit Committee reviewed and discussed with management and the independent accountants our audited financial statements.

      Following these actions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

      Based upon its work and the information received in the inquiries outlined above, the Audit Committee is satisfied that its responsibilities under the charter for the period ended December 31, 2005, were met and that the financial reporting and audit processes of our Company are functioning effectively.


                                                     The Audit Committee


                                                     A. Graeme Manson
                                                     Patrick Lacchia
                                                     Kenneth M. Mackay, M.D.


                         INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has selected Battelle & Battelle, LLP to serve as the Company's registered independent public accounting firm for the fiscal year ending December 31, 2006. Battelle & Battelle, LLP was engaged as the Company's independent auditors on July 16, 2003, and has audited the Company's financial statements for each of the two fiscal years in the period ended December 31, 2005. Representatives of Battelle & Battelle, LLP are not expected to attend the Annual Meeting. If representatives from Battelle & Battelle, LLP attend the Annual Meeting they will be given the opportunity to make a statement if they desire and they will be available to respond to appropriate questions.


                    FEES OF THE INDEPENDENT AUDITORS FOR THE
                       FISCAL YEAR ENDED DECEMBER 31, 2005

      AUDIT FEES. The aggregate fees billed for professional services rendered by Battelle & Battelle LLP, for the audit of our annual consolidated financial statements and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $130,000 for 2005 and $84,025 for 2004 (including direct engagement expenses).

      AUDIT-RELATED FEES. The aggregate fees billed by Battelle & Battelle LLP for audit-related services rendered for us were $54,000 for 2005 and $6,100 for 2004. The audit-related fees included fees for the audit of SNAI in connection with its acquisition by the Company in May 2005 (see "Certain Relationships and Related Party Transactions" below), accounting consultation on the Company's internal control system and an audit of the Company's employee benefit plan.

      TAX FEES. The aggregate fees billed by Battelle & Battelle LLP for tax-related services rendered for us were $41,250 for 2005 and $17,000 for 2004. The tax-related services were all in the nature of tax compliance and tax planning.

      ALL OTHER FEES. The aggregate fees billed for services rendered to us by Battelle & Battelle LLP, other than the audit services, audit-related services, and tax services, were $-0- for 2005 and $-0- for 2004.

      PRE-APPROVAL POLICY. Our Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor or other registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by our Audit Committee prior to completion of the audit.


                             EXECUTIVE COMPENSATION

      The Summary Compensation Table below sets forth compensation paid by our Company and our subsidiaries for the last three fiscal years ended December 31, 2005, for services in all capacities for its Chief Executive Officer and the other executive officers of the Company who received a total annual salary, bonus or other compensation, which exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

         NAME AND PRINCIPAL
         ------------------                               OTHER ANNUAL          ALL OTHER
              POSITION           YEAR     SALARY ($)    COMPENSATION ($)     COMPENSATION ($)
              --------           ----     ----------    ----------------     ----------------
         Samuel J. Russell,      2005       60,000             --                  --
         Chairman and Chief      2004       60,000             --                  --
         Executive Officer       2003       60,000             --                  --


         Barry Pardon,           2005      130,000         32,987  (1)          3,108  (2)
         President               2004      130,000         32,793  (1)          3,079  (2)
                                 2003      130,000         15,546  (1)          3,020  (2)

         Edward L. McGrath,      2005      122,411             --               2,448  (2)
         Vice President and      2004      113,346             --               2,169  (2)
         General Manager         2003      137,359             --                  --

----------------------
(1) Includes automobile and related expenses in the amount of $2,987 for 2005, $2,793 for 2004 and $3,456 for 2003 paid by the Company, and a $12,000 bonus paid by Simclar Group in 2003, a $30,000 bonus paid by Simclar Group in 2004 and a $30,000 bonus paid by the Company in 2005.
(2) Includes Life insurance premiums in the amount of $420 for 2005, $420 for 2004 and $420 for 2003 paid by us on behalf of Mr. Pardon and matching contributions made under the Company's 401(k) plan in the following amounts: $2,688 for 2005, $2,659 for 2004 and $2,600 for 2003
         contributed on behalf of Mr. Pardon; and $2,448 for 2005 and $2,169 for 2004 contributed on behalf of Mr. McGrath.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      Mr. Pardon has a two year employment agreement with us through December 31, 2007, Mr. Pardon's employment agreement provides for the following:

      o base annual salary of $130,000 and performance bonus at the discretion of the CEO;
      o     automobile, travel and entertainment expenses;
      o termination may occur by (i) expiration of the term; (ii) death of Mr. Pardon; (iii) Mr. Pardon's disability; (iv) conviction of a crime, failure to carry out policies of our Company, dishonest practice, conduct prejudicing our Company or breach of the employment agreement;
      o severance, which is per contract twelve months' salary, only paid upon death or termination without cause; and
      o non-competition for one year from termination; restrictions on Mr. Pardon calling upon our customers or suppliers, diverting our customers, services, or products, or disclosing any trade secrets.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

      We did not award any Options/SAR Grants in the year ended December 31, 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR
VALUES

      No named executive officer of our Company exercised an Option/SAR in the year ended December 31, 2005. As of December 31, 2005, we had no outstanding unexercised Options/SARs.

EQUITY COMPENSATION PLAN INFORMATION

      We currently have no equity compensation plans or arrangements. There are no shares of our common stock issuable upon the exercise of any options or other rights under any equity compensation plan or arrangement.


                       BOARD EXECUTIVE COMPENSATION REPORT

      We have no executive compensation committee. Compensation of our executive officers is considered by the entire Board of Directors. Only Barry J. Pardon, our President and a director, has an employment agreement with us.

      Executive compensation is structured to motivate management to create and sustain shareholder value. The Board attempts to accomplish this goal by:

      o aligning the interests of management and shareholders through stock ownership; and
      o seeking growth and performance of our Company by attracting, retaining and motivating talented executives and employees through competitive compensation.

THE STRUCTURE OF EXECUTIVE COMPENSATION

      The elements of executive compensation include:

      o     base pay; and
      o special awards in recognition of extraordinary efforts and achievements.

BASE PAY

      Base pay is determined by individual performance, position with and responsibilities to our Company. We also try to be competitive with salaries of companies in our industry in an attempt to be able to maintain quality executives. Base salaries for management are below major competitors, which are much larger with greater financial resources than us.

RESPONSIBILITIES OF CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

      Samuel J. Russell, Chairman of the Board and Chief Executive Officer, and Barry J. Pardon, President and director, who have been affiliated with the Company for 5 years and 26 years, respectively, are chiefly responsible for our performance.

      Mr. Pardon has been one of the motivating forces behind our stability, implementing efficiency programs, expansion of products, services and customer base, and keeping us current with technological changes in the industry. He, together with Mr. Russell, direct our operations and continuously seek new areas of growth.

      The Board considers all these factors in evaluating the performance and setting the compensation of Mr. Pardon as President. The Board also considered the direction of our operations and the establishment and implementation of our business strategy. Mr. Pardon did not participate in decisions affecting his own compensation. However, Mr. Pardon did participate in decisions affecting the compensation of other executive officers of the Company in his capacity as a director.

SPECIAL AWARDS

      Special awards may be granted from time to time in recognition of extraordinary efforts and achievements, as well as prospective contributions and services. Such awards may arise based upon an executive's extraordinary efforts in accomplishing expansion, acquisitions, increasing market share and similar events. The extent to which we make awards in these situations is evaluated on a case by case basis.

                       SUBMITTED BY THE BOARD OF DIRECTORS

                                Samuel J. Russell

             Barry J. Pardon                         John Ian Durie
             Christina M. J. Russell                 A. Graeme Manson
             Patrick Lacchia                         Kenneth M. Mackay, M.D.

                                PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total shareholder returns for us, the NASDAQ Market Index and the Electronic Components Industry Index. The cumulative total shareholder returns on our common stock was measured by dividing the difference between our share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The total shareholder return assumes $100 invested at the beginning of the period in our common stock, in the NASDAQ Market Index and the Electronic Components Industry Index. We did not pay dividends on our common stock during the measurement period and the calculations of cumulative total shareholders return on the common stock did not include dividends.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

                                  [LINE GRAPH]

MEASUREMENT PERIOD
------------------                                         ELECTRONIC COMPONENTS
(FISCAL YEAR COVERED)   SIMCLAR, INC.      NASDAQ INDEX       INDUSTRY INDEX
                        -------------      ------------       --------------
                           $100.00            $100.00             $100.00

December 31, 2001         $  73.90            $ 70.75             $ 86.02
December 31, 2002         $  95.24            $ 51.08             $ 41.97
December 31, 2003         $ 175.24            $ 76.82             $ 82.46
December 31, 2004         $ 309.33            $ 85.44             $ 64.71
December 31, 2005         $ 272.00            $ 96.38             $ 68.19

                                 CODE OF ETHICS

      We have adopted a code of business conduct and ethics that applies to all employees, including our Chief Executive Officer and Chief Financial Officer. The code of business conduct and ethics is posted on our website at www.simclar.com. The code of conduct and ethics may also be obtained free of charge by writing to Simclar, Inc., Attn: Chief Financial Officer, 1784 Stanley Avenue, Dayton, Ohio 45404.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Certain of our officers and directors are officers and/or directors of Simclar Group, which owns approximately 73.4% of our voting stock, including,
(1) Samuel J. Russell, managing director of Simclar International and 90% owner of Simclar Group, who is Chairman of the Board and Chief Executive Officer of our Company; (2) Christina Margaret Janet Russell, the wife of Samuel Russell and a Director of Simclar International and 10% owner of Simclar Group, who is a Director of our Company; and (3) John Ian Durie, Finance Director of Simclar Group, who is a Director of our Company.

      On May 19, 2005, the Company purchased from Simclar Group all of the outstanding common shares SNAI, a North Carolina corporation. The acquisition had an effective date for accounting purposes of May 1, 2005. The purchase price was $37,000, representing the book value of the assets, less liabilities, of SNAI at March 31, 2005. Included in the calculation of net book value is a $4,110,000 liability reflecting an intercompany payable from SNAI to Simclar Group and certain of its subsidiaries. The purchase price was paid by decreasing an outstanding intercompany loan from the Company to Simclar Group by the amount of the purchase price. At March 31, 2005, the Company had a net receivable due from Simclar Group and certain of its subsidiaries of approximately $2,572,000, excluding those amounts due from SNAI. This amount included a $1,500,000 demand note payable by Simclar Group, bearing an annual interest rate of LIBOR plus 2.0%, and accumulated interest of approximately $134,000, with net intercompany advances and charges making up the balance. After giving effect to the $37,000 reduction in the receivable from Simclar Group attributable to the purchase price, intercompany transactions between March 31, 2005 and May 1, 2005 of $30,000, and the $3,833,000 payable owed by SNAI to Simclar Group and certain of its subsidiaries at the time of the acquisition, the net intercompany loan amount between the Company (on a consolidated basis, including subsidiaries) and Simclar Group and certain of its subsidiaries as of May 1, 2005 (the effective date of the acquisition) changed from a $2,572,000 receivable to a $1,509,000 payable. At December 31, 2005, the amount of the net payable due to Simclar Group was approximately $1,873,000. The net payable due Simclar Group incurs interest of LIBOR + 1.5%. There is no fixed repayment schedule, and this obligation will be repaid in the amounts and at the times agreed between Simclar Group and the Company.

      On August 12, 2005, the Company entered into a management services agreement with Simclar Group, effective July 17, 2005, to replace the management services agreement which expired on July 16, 2005. The new agreement is for a term of 2 years. Under the terms of the new agreement, Simclar Group will provide management services, including but not limited to financial, administrative, business development and operational matters, for a fee of $40,000 per month. The amount of expenses covered under both service agreements totaled $415,000 in 2005.

      Effective February 24, 2006, in connection with the acquisition from Northrop Grumman Corporation of certain assets associated with the backplanes assembly business of its Interconnect Technologies Division together with the equity of Litton Electronics (Suzhou) Co. Ltd., Simclar Group has provided a guarantee to Bank of Scotland in respect of loans advanced to Simclar, Inc. up to a maximum amount of $10,000,000; likewise, Simclar, Inc. has guaranteed certain Simclar Group loans from Bank of Scotland also up to a maximum amount of $10,000,000. In both cases, this maximum amount reduces, subject to certain ratios of borrowings to EBITDA being achieved.

      For 2005 the Company had sales with Simclar International Corporation, an affiliate of Simclar Group based in Kenosha, WI, of approximately $2,633,000 and sales to Simclar Group of approximately $76,000. The Company transferred surplus equipment to Simclar (Tianjin) Limited during 2005 for the net book value of approximately $158,000. The Company had net receivables from related parties as of December 31, 2005, of approximately $637,000 from Simclar International Corporation and approximately $152,000 from Simclar (Tianjin) Limited.

      Prior to its acquisition on May 19, 2005, the Company advanced funds in the amount of approximately $465,000 to SNAI for operating capital, and received net cash repayments of amounts due from SNAI totaling approximately $306,000. During that same period SNAI shipped inventory with an approximate value of $55,000 to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the names and beneficial ownership of our equity securities for our directors, individually itemized, and for directors and executive officers as a group, without naming them, and for each of the named executive officers described in the Summary Compensation Table (see "Executive Compensation"), and for shareholders known by us to beneficially own more than 5% of our voting securities as of April 14, 2006.

                                                                                   SIMCLAR
       NAME(1)                                POSITION                         COMMON STOCK(2)       %(3)
       -------                                --------                         ---------------       ----
Simclar Group Limited                  Parent                                    4,745,120 (4)       73.4

Samuel J. Russell                      Chairman and CEO                          4,745,120 (4)       73.4

Barry Pardon                           President & Director                             52,133         *

Steven T. Ker (5)                      Chief Financial Officer                               0         *

Marshall W. Griffin (6)                Chief Financial Officer                               0         *

Edward L. McGrath                      V.P. and General Manager                              0         *

John Ian Durie                         Director                                         10,000         *

Christina M. J. Russell                Director                                  4,745,120 (4)       73.4

A. Graeme Manson                       Director                                              0         *

Patrick Lacchia                        Director                                              0         *

Kenneth M. MacKay, M.D.                Director                                              0         *

All directors and executive                                                      4,807,253 (4)       74.4
officers of Simclar as a group
(10 persons)

* Represent beneficial ownership of less than 1% of our outstanding common stock.
(1) The address for Simclar Group Limited and John Ian Durie is Pitreavie Business Park, Dunfermline, Fife KY11 8UN, Scotland, United Kingdom . The address for A. Graeme Manson is Fulford House, Easter Howgate, Edinburgh, EH26 0PG, Scotland, United Kingdom. The address for Kenneth M. MacKay, M.D. is 4 Charles Court, Limekilns, Fife, KY11 3LG, Scotland, United Kingdom. The address for Messrs. Russell and Pardon, and Mrs. Russell is c/o Simclar, Inc., 2230 West 77th Street, Hialeah, FL 33016. The address for Mr. Griffin is c/o Simclar, Inc., 1784 Stanley Avenue, Dayton, Ohio 45404. The address for Mr. Lacchia is 500 Staples Drive, Farmington, Massachusetts 01702.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.
(3)   Based on 6,465,345 shares outstanding as of April 14, 2006.
(4) Mr. and Mrs. Russell are deemed to be the beneficial owner of all Simclar Group's ownership of our Company since they own 100% of the shares of Simclar Group.
(5) Steven T. Ker resigned as an officer and employee of the Company, effective December 23, 2005.
(6) On February 6, 2006, the Board of Directors of the Company appointed Marshall W. Griffin, Jr. as Chief Financial Officer, Treasurer and Secretary to fill vacancies created by the resignation of Steven T. Ker.

             SECTION 16(B) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(b) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file reports with the SEC, the NASDAQ Stock Market and our Company, indicating their ownership of our common stock and any changes in their beneficial ownership of their common stock ownership interest. The rules of the SEC require that we disclose failed or late filings of reports of our stock ownership by our directors and executive officers. To the best of our knowledge, all beneficial ownership reports by the reporting persons were filed on a timely basis.